Exhibit 99.1

The CATO Corporation

NEWS RELEASE

FOR IMMEDIATE RELEASE
CEO Approval ____________
For Further Information Contact:
Michael O. Moore
Executive Vice President
Chief Financial Officer
704-551-7201

CATO REPORTS 1Q RESULTS IN LINE WITH PRIOR ESTIMATE
Provides 2Q Guidance

Charlotte, N.C. (May 18, 2004) – The Cato Corporation (NYSE: CTR) today reported net income of $16.8 million or $.81 per diluted share for the first quarter ended May 1, 2004, compared to net income of $17.5 million or $.68 per diluted share for the first quarter ended May 3, 2003. Net income decreased 4% and earnings per diluted share increased 19% from first quarter 2003. Sales for the first quarter were $205.2 million, an increase of 4% over sales of $197.3 million for the first quarter last year. The Company’s first quarter comparable store sales decreased 2%.

“Our first quarter results were in line with our expectations,” said John Cato, Chairman, President, and Chief Executive Officer. “We expect second quarter earnings per diluted share to be in the range of $.33 to $.38 versus $.30 last year. This estimate is based on comparable store sales in the range of down 2% to up 2%.”

During the first quarter, the Company opened 16 stores and relocated 10 stores. As of May 1, 2004, the Company operated 1,118 stores in 28 states, compared to 1,035 stores in 26 states as of May 3, 2003.

8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel operating two divisions, “Cato” and “It’s Fashion!”. The Company primarily offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices, everyday. Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for the second quarter are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements. Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand. The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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8100 Denmark Road
P.O. Box 34216
Charlotte, NC 28234
(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED MAY 1, 2004 AND MAY 3, 2003
(Dollars in thousands, except per share data)

	Quarter Ended

	May 1,	%	May 3,	%
	2004	Sales	2003	Sales

REVENUES
Retail sales	$205,193	100.0%	$197,304	100.0%
Other income (principally finance, late fees and layaway charges)	4,008	2.0%	3,906	2.0%

Total revenues	209,201	102.0%	201,210	102.0%

GROSS MARGIN (Memo)	72,849	35.5%	70,306	35.6%
COSTS AND EXPENSES, NET
Cost of goods sold	132,344	64.5%	126,998	64.4%
Selling, general and administrative	45,823	22.3%	43,444	22.0%
Depreciation	4,979	2.4%	4,451	2.3%
Interest and other income, net	(344)	-0.1%	(1,127)	-0.6%

Cost and expenses, net	182,802	89.1%	173,766	88.1%

Income Before Income Taxes	26,399	12.9%	27,444	13.9%
Income Tax Expense	9,583	4.7%	9,962	5.0%

Net Income	$16,816	8.2%	$17,482	8.9%

Basic Earnings Per Share	$0.82		$0.69

Basic Weighted Average Shares	20,499,605		25,439,385

Diluted Earnings Per Share	$0.81		$0.68

Diluted Weighted Average Shares	20,845,867		25,796,506

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	May 1,	May 3,	January 31,
	2004	2003	2004
	(Unaudited)	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$23,167	$43,986	$23,857
Short-term investments	67,155	75,069	47,545
Accounts receivable — net	51,427	53,340	52,714
Merchandise inventories	99,855	102,306	97,292
Other current assets	6,478	7,113	5,992

Total Current Assets	248,082	281,814	227,400
Property and Equipment — net	116,400	113,156	114,367
Other Assets	10,189	9,604	9,806

TOTAL	$374,671	$404,574	$351,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$124,408	$107,663	$114,492
Noncurrent Liabilities	21,786	14,982	21,470
Long Term Debt	20,000	0	21,500
Stockholders’ Equity	208,477	281,929	194,111

TOTAL	$374,671	$404,574	$351,573

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